Exhibit 99.1

Famous Dave’s of America, Inc. Announces Private Placement

MINNEAPOLIS, November 13, 2017 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) (“Famous Dave’s” or the “Company”) today announced that it completed a private placement of 418,169 shares of its common stock at $3.50 per share (the “Shares”), for aggregate proceeds of approximately $1.5 million, pursuant to a stock purchase agreement between the Company and PW Partners, LLC (“PWP”).  The Shares were sold and issued to FS Special Opportunities I, L.P., a client of PWP and its designee under the purchase agreement. Pursuant to the purchase agreement, (a)  the Company agreed to appoint an individual designated by PWP to serve on the Company’s Board of Directors and to use its commercially reasonable efforts to cause that individual to be elected to the Board at the Company’s 2018 Annual Meeting of Shareholders and (b) PWP agreed to act as the standby purchaser of all unsubscribed shares of the Company’s common stock in a rights offering that the Company intends to undertake to raise gross proceeds of approximately $5.5 million (the “Rights Offering”).  In the Rights Offering, the Company intends to grant, at no charge to the holders of record of its common stock as of a record date to be determined, non-transferable rights to subscribe for and purchase each holder’s respective pro rata amount of newly-issued shares of its common stock at a price per share to be determined by the Company’s Board of Directors.  In addition, holders of subscription rights who exercise their basic subscription rights in full will be entitled to subscribe for additional shares of common stock at the established subscription price, to the extent such additional shares are available.  The net proceeds of the Rights Offering will be used for working capital and to pay down bank debt.

The securities to be offered in the Rights Offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Company intends to file with the Securities and Exchange Commission a registration statement under the Securities Act relating to the Rights Offering as soon as practicable.  The securities to be offered in the Rights Offering may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement has become effective.  The Rights Offering, which is expected to commence following the effectiveness of the registration statement, will only be made by means of a prospectus to be filed as part of the registration statement.  The terms of the Rights Offering, including subscription price, subscription ratio, the record date for the distribution of the subscription rights and the subscription period, will be included in the prospectus.

In connection with the issuance of the shares pursuant to the stock purchase agreement, Jeffery Crivello, a member of the Board since August 24, 2017, will be appointed as the Company’s Chief Executive Officer, effective as of November 14, 2017.  Since January 2015, Mr. Crivello has served as the Chief Financial Officer of PW Partners Capital Management, LLC, a hedge fund manager and an affiliate of PWP.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  Investors should read the prospectus, when available, and consider the investment objective, risks, fees and expenses of the Company carefully before investing.

About Famous Dave’s

Famous Dave’s develops, owns, operates and franchises barbeque restaurants. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts. As of November 13, 2017, the Company owns 16 locations and franchises an additional 136 restaurants in 32 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates.

 Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the Company’s proposed Rights Offering are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:	Dexter Newman – Chief Financial Officer
952-294-1300